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                                                                   EXHIBIT 10.2


                              EMPLOYMENT AGREEMENT

         This Employment Agreement is made and entered into effective as of July 1, 2001 by and between Internet Pictures Corporation, a Delaware corporation having an office at 3160 Crow Canyon, Fourth Floor, San Ramon, California 94583, and the individual named in Exhibit A ("Executive").

         WHEREAS, the Company wishes to employ Executive with the title in Exhibit A and upon the terms and conditions hereinafter set forth, and Executive desires to serve in such capacities upon the terms and conditions hereinafter set forth.

         NOW THEREFORE, in consideration of the premises and of the mutual covenants and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:

         1. Term. Executive's employment under this Agreement shall commence on the Effective Date set forth in Exhibit A and shall continue indefinitely as set forth herein until termination of Executive's employment as provided in Section 6 hereof. If Executive's employment is terminated pursuant to Section 6 hereof, the Term of Employment shall expire as of the Termination Date (as defined in Section 6 hereof).

         2. Duties and Activities. During the Term of Employment, Executive will faithfully perform those duties and responsibilities commensurate with the position set forth in Exhibit A. Executive shall participate and perform such other responsibilities and duties as may be reasonably determined in the future by the Company's Board of Directors ("the Board"). Executive will devote Executive's entire business time, attention and energy and use best efforts to advance the business and welfare of the Company in furtherance of the policies established by the Board. Executive shall not engage in any other employment activities for any direct of indirect remuneration, except that Executive may continue to devote reasonable time to the management of personal investments, participation in community and charitable affairs, and the activities as further set forth in Exhibit B hereto, so long as such activities do not interfere with Executive's performance of his duties under this Agreement.

         3. Former Employers. Executive represents and warrants that employment by the Company will not conflict with and will not be constrained by any prior or current employment, consulting or other relationship. Executive represents and warrants that Executive does not possess confidential information arising out of any such employment, consulting or other relationship, which in Executive's best judgment, would be utilized in connection with employment by the Company. Executive has documented in Exhibit C any prior inventions claimed by Executive.


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         4.       Compensation.

                  4.1 Base Salary. In consideration for Executive's services under this Agreement, Executive will be paid a salary at an annual rate set forth in Exhibit A, or at such other annual salary rate as determined by the Board or its Compensation Committee, but in any event at least equal to the salary rate in effect immediately preceding any change thereto. Executive's annual salary rate in effect from time to time is referred to herein as the "Base Salary". Executive's Base Salary shall be paid in periodic installments at such times as salaries are generally paid to other senior executives of the Company.

                  4.2 Earned Bonus, Performance Bonus and Other Compensation. Executive shall be eligible to receive Bonus Compensation equal to the Bonus Rate set forth in Exhibit A at target and based on objectives to be mutually defined. Bonus Compensation shall be paid on terms agreed to and documented in writing. Executive's compensation by payments of Base Salary and Bonus Compensation shall not be deemed exclusive and shall not prevent Executive from participating in any other incentive compensation, profit sharing or benefit plan made available by the Company to its executive Executives generally. The Base Salary payments hereunder shall not in any way limit or reduce any other obligation of the Company hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of the Company to pay Executive's Base Salary.

                  4.3 Stock Option Grant. The Company shall grant to Executive an incentive stock option (the "Option"), (to the extent permitted by the applicable provisions of Section 422 of the Internal Revenue Code) to purchase the number of shares of the common stock of the Company as set forth in Exhibit A. Executive shall be entitled to option shares in an amount and consistent with option shares being granted to the Company's other senior executive officers, which option shares will be issued pursuant to the Company's employee stock option plans, subject to approval by the Board of Directors, and shall include the following terms:

                  (1)      The option shares will vest as set forth in Exhibit
                  A.

                  (2) The exercise price for the option shall be at the closing price on the date the Board of Directors approves the option (the "Date of Grant"), as appropriately adjusted for stock splits, stock dividends, and the like.

                  (3) The option shall be exercisable upon vesting or within 90 days after termination of Executive's employment with the Company. Termination shall occur after all Continuation Payments, as defined in Section 7, have been made by the Company to Executive.


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                  (4)      Issuance of the option shall be in accordance with
                  all applicable securities laws and the other terms and conditions of the Company's Stock Option Plan and form of the Stock Option Agreement.

                  (5)      The Option will have a term of ten years.

                  (6) In the event of a Change of Control (as defined in the Company's 2001 Equity Incentive Plan), all unvested options will vest and become fully exercisable. In the event of the death of the Executive; or the Permanent Disability of Executive (as defined in Section 6.1 (b) hereof), vesting of options will continue for the 90-day period thereafter. In the event of the termination of Executive without Cause (as defined in Section 6.1 (c) hereof) or termination by Executive for Good Reason (as defined in Section 6.1(e), then vesting of options will continue in accordance with their terms over the 6 month severance period.

         5.       Benefits.

                  5.1 Participation. Executive shall be entitled to participate in all fringe benefit programs maintained by the Company and made available to its executive officers from time to time. The Company shall maintain for Executive disability, health, vision, dental and prescription drug coverage comparable to that provided to executives of the Company. Executive shall be entitled to four (4) weeks of paid vacation per year, which vacation time shall accrue in accordance with the Company's policies.

                  5.2 Expenses. The Company will pay or reimburse Executive for such reasonable travel, entertainment or other business expenses incurred on behalf of the Company in connection with the performance of Executive's duties hereunder but only to the extent that such expenses were either specifically authorized by the Company or incurred in accordance with policies established by the Company for executives and provided that Executive shall furnish the Company with such evidence relating to such expenses as the Company may reasonably require to substantiate such expenses for tax purposes.

         6.       Termination of Employment.

                  6.1 Circumstances of Termination. Notwithstanding the terms set forth in Section 1 hereof, Executive's employment shall terminate under any of the following circumstances and the date of such an occurrence, unless otherwise provided below, shall be Executive's "Termination Date":

                           (a)      Death. Immediately, in the event of
                  Executive's death.

                           (b) Permanent Disability. At the option of the Company, if Executive becomes physically or mentally incapacitated or disabled so that (i) Executive is unable


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                  to perform for the Company substantially the same services as
                  Executive performed prior to incurring such incapacity or disability or to devote a substantial portion of Executive's business time or use Executive's best efforts to advance the business and welfare of the Company or otherwise to perform Executive's duties under this Agreement, (ii) such condition exists for an aggregate of six (6) months in any twelve (12) month consecutive calendar months, and (iii) such incapacity or disability is incapable of reasonable accommodations under applicable law, including but not limited to the Americans with Disabilities Act of 1990, as amended (a "Permanent Disability"), the Company, at its option and expense, is entitled to retain a physician reasonably acceptable to Executive to confirm the existence of such incapacity or disability, and the determination of such physician is binding upon the Company and Executive.

                           (c)      Cause. At the option of the Company, if
                  Executive:

                                    (i)      has been convicted of a felony; or
                                    (ii)     has embezzled or misappropriated
                                             Company funds or property or that
                                             of the Company's customers,
                                             suppliers or affiliates; or
                                    (iii)    has violated any material term of
                                             this Employment Agreement; or
                                    (iv)     has demonstrated gross negligence
                                             or willful misconduct in
                                             connection with the performance of
                                             Executive's duties hereunder;

                  provided, however, that with respect to subsections (iii) and
                  (iv) above, the Company's right to terminate Executive shall be conditioned on (A) the Company giving Executive written notice specifically referring to the pertinent subsection above and describing the specific circumstances and/or actions purportedly giving rise to the occurrence of such item; and (B) failure by Executive, within ten (10) days after receipt of any such notice to cease the actions and/or reinstate or rectify the circumstances described in such notice to the reasonable satisfaction of the Board. With respect to these subsections, the Company shall have the right to place Executive on administrative leave pending investigation of the circumstance(s) or action(s) purportedly giving rise to the occurrence of such items.

                           (d) Without Cause. At the option of the Company at any time for any reason other than those referred to above or for no reason at all, whereupon the Company shall be obligated to make those payments set forth in Section 7 hereof but if, and only if, Executive executes a mutual, valid and comprehensive release of any and all claims that the Executive may have against the Company in a form provided by the Company.

                           (e)      Resignation for Good Reason.

                                    (i)      Executive, at Executive option,
                                             may resign for "Good Reason":


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                                    (1)      because the Company has
                                             unreasonably reduced the role or
                                             responsibilities of Executive;
                                    (2)      because the Company has reduced
                                             Executive's Base Salary from the
                                             level in effect immediately prior
                                             to such change, with the exception
                                             of a company-wide reduction of
                                             compensation due to economic
                                             considerations, provided that the
                                             foregoing shall not limit or
                                             derogate from the Company's
                                             obligations set forth in Section 4
                                             above;
                                    (3)      because the Company has breached
                                             any material term of this
                                             Agreement other than as noted in
                                             subsections (1) and (2) above;
                                    (4)      because the Company requests
                                             Executive to relocate; or
                                    (5)      the Company has relocated
                                             Executive's principal office
                                             location more than 20 miles from
                                             its current location.

         In the event that Executive terminates this Agreement for Good Reason, the Company shall become obligated to make those payments set forth in
         Section 7 hereof.

                  6.2 Notice of Termination. Any intent to terminate employment by Executive pursuant to Section 6.1(e) shall be communicated by written notice to the Company setting forth in detail the specific actions deemed to constitute Good Reason. If the Company does not respond within ten (10) days from such notice, the resignation shall be deemed effective. The Company may, within the ten (10) day period, correct such condition giving rise to Executive's notice or dispute Executive's claims by giving written notice of such dispute.

                  6.3 At-Will Employment. Notwithstanding the Company's obligation described in Sections 6 and 7, Executive's employment with the Company will be on an "at will" basis, meaning that either Executive or the Company may terminate Executive's employment at any time for any reason or no reason, without further obligation or liability.

                  6.4 Resignation. Upon termination of employment, Executive shall be deemed to have resigned from the Board of Directors of the Company if Executive was a director.

                  6.5 Cooperation. After notice of termination and the 60 days thereafter, Executive shall cooperate with the Company, as reasonably requested by the Company, to effect a transition of Executive's responsibilities and to ensure that the Company is aware of all matters being handled by Executive.


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         7.       Payments Upon Termination of Employment.

                  7.1 Payments. In addition to any rights Executive may have under Section 4.3 on the Termination Date:

                           (a) If the Company terminates Executive's employment for Cause or if Executive voluntarily terminates employment without Good Reason, the Company's obligation to compensate Executive shall in all respects cease as of the Termination Date, except that the Company shall pay to Executive within 30 days the Base Salary accrued under Section 4.1, a pro-rata amount of any Bonus or other compensation earned under Section 4.3, the value of accrued vacation time pursuant to Section 5.1 hereof, and the reimbursable expenses incurred under Section 5.2 of this Agreement up to such Termination Date (the "Accrued Obligations").

                           (b) If Executive's employment is terminated due to the death of Executive, the Company's obligation to compensate Executive shall in all respects cease as of the Termination Date, except that within thirty (30) days after the Termination Date, the Company shall pay Executive's estate or legal representative the Accrued Obligations.

                           (c) If Executive's employment is terminated upon the Permanent Disability of Executive, the Company's obligation to compensate Executive with respect to Base Salary (as in effect on the Termination Date) shall continue for up to six (6) months or until Executive is eligible for long-term disability payments from the Company's insurance provider, whichever is sooner. In addition, the Company shall pay Executive any Accrued Obligations within 30 days of termination; and

                           (d) If Executive's employment is terminated by the Company pursuant to Section 6.1(d), or by Executive pursuant to
         Section 6.1(e) the Company's obligation to compensate Executive shall in all respects cease, except that within thirty (30) days after the Termination Date the Company shall pay Executive the Accrued Obligations and during the period ending on the expiration of the sixth month following the Termination Date the Company shall pay to Executive each month one-twelfth (1/12th) of the annual Base Salary of Executive in effect at the Termination Date (the "Continuation Payments"). The Company shall be excused from the obligations of this
         Section 7.1(d) if Executive breaches Executive's obligations under this Agreement or the Confidentiality Agreement.

         Notwithstanding the foregoing, in the event such termination occurs within two (2) years of a Change of Control of the Company, the full amount of the Continuation Payments will be paid in a lump sum within ten (10) days of such Change of Control.


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                  7.2      Medical Benefits. If Executive's employment is
         terminated by the Company pursuant to Section 6.1(d) or by Executive pursuant to Section 6.1(e), the Company shall reimburse the Executive for the amount of Executive's premium payments for group health coverage, if any, elected by the Executive pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"); provided, however, that the Executive shall be solely responsible for all matters relating to Executive's continuation of coverage pursuant to COBRA, including (without limitation) Executive's election of such coverage and Executive's timely payment of premiums; provided further , that upon the earlier to occur of (C) the time that the Executive no longer constitutes a Qualified Beneficiary (as such term is defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended) and (D) the date six (6) months following the Executive's termination, the Company's obligations to reimburse the Executive under this subsection (ii) shall cease.

                  7.3 Effect on this Agreement. Any termination of Executive's employment under this Agreement shall not affect the continuing operation and effect of this Section and Section 8 hereof, which shall continue in full force and effect with respect to the Company and Executive, and their heirs, successors and assigns.

                           Nothing in Section 6 hereof shall be deemed to operate as a release, settlement or discharge of any liability of Executive to the Company or others from any action or omission by Executive enumerated in Section 6.1 (c) hereof as a possible basis for termination of Executive's employment for Cause.

                  7.4 No Duty to Mitigate. Subject to the provisions of the Confidentiality Agreement and Section 8 of this Agreement, Executive shall be free to accept such employment and engage in such business as Executive may desire following the termination of employment hereunder, and no compensation received by Executive therefrom shall reduce or affect any payments required to be made by the Company hereunder except to the extent expressly provided herein or in the benefit plans of the Company.

         8.       Post-Employment Activities.

                  8.1 Conditional Nature of Severance Payments; Non-Competition. Executive acknowledges that the nature of the Company's business is such that during the term of employment and for twelve (12) months following termination of Executive's employment with the Company (the "Noncompete Period"):

                           8.1.1 if Executive were to become employed by, or substantially involved in, the business of a Competitor, it would be very difficult for the Executive not to rely on or use the Company's trade secrets and confidential information. A "Competitor" is defined as any person, entity or division,


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                                    whether now existing or hereafter
                                    established, which directly competes with the products and services of the Company. To avoid the inevitable disclosure of the Company's trade secrets and confidential information, Executive agrees and acknowledges that the Executive's right to receive the severance payments and other benefits set forth in Section 7 (to the extent the Executive is otherwise entitled to such payments) shall be conditioned upon
                                    (a) the Executive not directly or
                                    indirectly engaging in (whether as an
                                    employee, consultant, proprietor, partner, director or otherwise), nor having any ownership interest directly or indirectly in more than 1% in, or participating in the financing, operation, management or control of, a Competitor; and (b) Executive continuing to observe, and not be in breach of, the provisions of the Confidentiality Agreement and Invention Assignment Agreement (the "Confidential Agreement") entered into by Executive and the Company. Upon any breach of this Section or the Confidentiality Agreement, all severance payments pursuant to Section 7 shall immediately cease.

                                    The obligations under the Confidential
                                    Agreement shall survive termination of this Agreement for any reason.

                           8.1.2 Executive shall not, without the prior written consent of the Company, directly or indirectly, (i) solicit, request, cause or induce any person who is at the time, or 12 months prior thereto had been, an employee of or a consultant of the Company to leave the employ of or terminate such person's relationship with the Company or (ii) attempt to limit or interfere with any business agreement or relationship existing between the Company and/or its affiliates with a third party.

                           8.1.3 Executive shall not disparage the business reputation of the Company (or its management team) or take any actions that are harmful to the Company's goodwill with its customers, content providers, bandwidth or other network infrastructure providers, vendors, employees, the media or the public. Executive recognizes that such actions would cause irreparable harm for which there is no adequate remedy at law and that the Company may seek in state or federal court, and is entitled to a temporary restraining order and to preliminary and permanent injunctive relief in state or federal court to stop any such conduct or statements for any breach or threatened breach of this Section 8 during


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                                    the term of employment and for a period of
                                    two years thereafter.

                           8.1.4 The Company spends considerable amounts of time, money and effort in developing and maintaining good will in its industry. Executive agrees the covenants contained within this Section 8: (i) are reasonable and necessary in all respects to protect the goodwill, trade secrets, confidential information, and business interests of Company; (ii) are not oppressive to Executive; and (iii) do not impose any greater restraint on Executive than is reasonably necessary to protect the goodwill, trade secrets, confidential information and legitimate business interests of Company.

                           8.1.5 Executive acknowledges and agrees that promises made by the Company in this Agreement such as (i) the establishment of an employment relationship and (ii) the commitment to provide severance compensation in the event of the termination of Executive's employment for reasons other than Cause (subject to certain requirements on the part of Executive), constitute one form of consideration for Executive's agreement to and compliance with the restrictive covenants in this Agreement. Executive acknowledges and agrees that Company's agreement to provide Executive with access to Company's confidential and proprietary information is a separate form of consideration supporting the restrictive covenants in this Agreement. Executive acknowledges and agrees that the Company's agreement to permit the use of the Company's goodwill with the Company's customers, investors and content providers is a separate form of consideration supporting the restrictive covenants in this Agreement. Executive acknowledges and agrees that the Company's commitment to providing Executive with unique skill development and training is a separate form of consideration supporting the restrictive covenants in this Agreement.

                  8.2 Exclusions. No provision of this Agreement shall be construed to preclude Executive from performing the same services which the Company hereby retains Executive to perform for any person or entity which is not a Competitor of the Company upon the expiration or termination of Executive's employment (or any post-employment consultation) so long as Executive does not thereby violate any term of the Confidentiality Agreement.


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         9.       Remedies. Executive's obligations under the Confidentiality
         Agreement under Section 8 of this Agreement shall survive the expiration or termination of Executive's employment (whether through Executive's resignation or otherwise) with the Company. Executive acknowledges that a remedy at law for any breach or threatened breach by Executive of the provisions of the Confidentiality Agreement or
         Section 8 would be inadequate and Executive therefore agree that the Company shall be entitled to injunctive relief in any court of competent jurisdiction in the case of any such breach or threatened breach. Executive acknowledges that this Section does not limit the Company's right to seek monetary damages for breach of this Agreement.

         10.      Miscellaneous.

                  10.1 Notice. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by telecopy, (iii) send by overnight courier, or (iv) sent by registered or certified mail, return receipt required, postage prepaid.

                           If to the Company:    Internet Pictures Corporation
                                                 3160 Crow Canyon Road
                                                 Fourth Floor
                                                 San Ramon, CA 94583

                           If to Executive:      Home address of Executive as
                                                 maintained in the Company's
                                                 personnel records.

                  10.2 Modification and No Waiver of Breach. No waiver or modification of this Agreement shall be binding unless it is in writing signed by the parties hereto. No waiver by a party of a breach hereof by the other party shall be deemed to constitute a waiver of a future breach, whether of a similar or dissimilar nature, except to the extent specifically provided in any written waiver under this Section.

                  10.3. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA EXCLUDING ITS CONFLICT OF LAW PRINCIPALS. ALL QUESTIONS RELATING TO THE VALIDITY AND PERFORMANCE HEREOF AND REMEDIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAW.


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                  10.4.    Counterparts. This Agreement may be executed in one
                  or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement.

                  10.5 Captions. The captions used herein are for ease of reference only and shall not define or limit the provisions hereof.

                  10.6 Assistance in Litigation. Executive shall, during and after termination of employment, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become a party; provided, however, that such assistance following termination shall be furnished at mutually agreeable times and for mutually agreeable compensation.

                  10.7 Entire Agreement. This Agreement, any written agreement referred to herein and the Exhibits hereto constitute the entire agreement between the parties hereto relating to the matters encompassed herby and supersede any prior or contemporaneous written or oral agreements.

                  10.8     Successors.

                           (a) Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Agreement, the term "Company" shall include successor to the Company's business and assets that executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

                           (b) The terms of this Agreement and all rights of Executive hereunder shall insure to the benefit or, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, devisees and legatees.

                  10.9 Arbitration. Any dispute, controversy, or claim arising out of, in connection with, or in relation to this Agreement and its exhibits, except as provided in Section 9 hereof, shall be settled by arbitration in California pursuant to the Commercial Rules then in effect of the American Arbitration Association and in no other place. Any award or


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                  determination shall be final, binding and conclusive upon the parties, and a judgment rendered may be entered in any court having jurisdiction thereof. Executive and the Company knowingly waive any and all rights to a jury trial in any form. The parties hereby expressly waive punitive damages, and under no circumstances shall an award contain any amount that in any way reflects punitive damages. Each party shall bear its own expenses relating to the arbitration, unless otherwise determined in arbitration.

                           It is intended that controversies or claims
                  submitted to arbitration under this Section shall remain confidential, and to that end it is agreed by the parties that neither the facts disclosed in the arbitration, the issues arbitrated, nor the views or opinions of any persons concerning them, shall be disclosed to third person at any time, except to the extent necessary to enforce an award or judgment or as require by law or in response to legal process or in connection with such arbitration. Nothing in this Section shall limit the Company's right to seek equitable remedies in any court of competent jurisdiction for breach of this Agreement.


         IN WITNESS HEREOF, this Agreement has been duly executed as of the Effective date written in Exhibit A.


                                    INTERNET PICTURES CORPORATION


                                    By: /s/ William J. Razzouk
                                       ----------------------------------------

                                    Name: William J. Razzouk
                                         --------------------------------------

                                    Title: Chairman of the Board
                                          -------------------------------------



                                    /s/ Don Strickland
                                    -------------------------------------------
                                    Executive


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                                   EXHIBIT A

EFFECTIVE DATE OF EMPLOYMENT AGREEMENT:  JULY 01, 2001

NAME:  DON STRICKLAND

TITLE:  PRESIDENT AND CEO

DIRECT SUPERVISOR:  BOARD OF DIRECTORS

ANNUAL BASE SALARY:  335,000

TARGET BONUS RATE:  50%

OPTIONS:
         NUMBER:  750,000
         VESTING START DATE:  JUNE 28TH, 2001
         VESTING TERMS:  25% VESTING IMMEDIATELY ON GRANT DATE,
                         25% ON JANUARY 1, 2002
                         25% JULY 1, 2002, THEN
                         1/12TH EACH MONTH THEREAFTER FOR FULL VESTING TWO YEARS FROM GRANT DATE.

OTHER (STATE "NONE" IF NO OTHER ITEMS SHOULD BE NOTED):
NONE


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                                   EXHIBIT B

                                OTHER POSITIONS


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


                                   EXHIBIT C

                                PRIOR INVENTIONS


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